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                      August 24, 2023

       Jordan Licht
       Chief Financial Officer
       Burford Capital Limited
       Oak House
       Hirzel Street
       St. Peter Port GY1 2NP
       Guernsey

                                                        Re: Burford Capital
Limited
                                                            Forms 20-F for the
Fiscal Years Ended December 31, 2021 and 2022
                                                            Filed March 29,
2022 and May 16, 2023, respectively
                                                            Form 6-K dated June
13, 2023
                                                            Filed June 13, 2023
                                                            File No. 001-39511

       Dear Jordan Licht:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance